UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Valley Financial Corporation

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VALLEY FINANCIAL CORPORATION

36 Church Avenue, SW Roanoke, Virginia 24011

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Valley Financial Corporation (the “Annual Meeting”) will be held at the Shenandoah Club, 24 Franklin Road, Roanoke, Virginia 24011 on Wednesday, April 30, 2008 at 10:00 a.m. local time for the following purposes:

1.	To elect six Class B directors to serve until the 2011 Annual Meeting of Shareholders or in the case of each director, until his or her successor is duly elected and qualified.

2.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 11, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the Annual Meeting.

To assure that your shares are represented at the Annual Meeting, please complete, sign, date and mail promptly the enclosed proxy, for which a return envelope is provided. Your proxy is revocable by you at any time prior to its exercise.

By Order of the Board of Directors

/s/ Ellis L. Gutshall
Ellis L. Gutshall
President and Chief Executive Officer
March 14, 2008

VALLEY FINANCIAL CORPORATION

36 Church Avenue, SW

Roanoke, Virginia 24011

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

The solicitation of the enclosed proxy is made by and on behalf of the Board of Directors of Valley Financial Corporation (the “Company”) to be used at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. local time at the Shenandoah Club, 24 Franklin Road, Roanoke, Virginia 24011 on Wednesday, April 30, 2008 and at any adjournments thereof. The approximate mailing date of this Proxy Statement is March 28, 2008.

The cost of solicitation of proxies will be borne by the Company. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of Company stock held in their names. Solicitations will be made only by use of the mails, except that if necessary, officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal contact.

All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the instructions thereon. Any person wishing to vote in person may do so at the Annual Meeting. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting of it by providing written notice of revocation of the proxy, by submitting a signed proxy bearing a later date, or by revoking the proxy in person at the Annual Meeting. Any such written notice of revocation should be sent to Kimberly Snyder, Corporate Secretary, Valley Financial Corporation, P.O. Box 2740, Roanoke, Virginia 24001.

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2007 is being mailed to you concurrently with this Proxy Statement, but it is not and should not be considered proxy solicitation material.

VOTING PROCEDURES

The record date for eligibility to vote at the Annual Meeting is March 11, 2008. As of that date, the Company had outstanding 4,623,947 shares of its common stock, no par value (the “Common Stock”), each of which is entitled to one vote at the Annual Meeting or any adjournment of the meeting. A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. Broker non-votes (in which brokers fail to vote shares on behalf of the beneficial owners thereof) will not be treated as present or represented at the meeting and will not be included in determining whether a quorum is present.

Election of Directors. Directors are elected by a plurality of the votes of the shares represented in person or by proxy at the Annual Meeting. Only shares that are voted in favor of a nominee will be counted toward that nominee’s achievement of a plurality. Shares represented by proxy as to which the shareholder properly withheld authority to vote for a nominee will not be counted toward that nominee’s achievement of a plurality.

Other Matters. The affirmative vote of a majority of the shares represented at the Annual Meeting is required for a matter to be deemed approved by the shareholders. Shares represented by proxy as to which the shareholder abstained from voting are considered present at the meeting for the proposal but, because they are not affirmative votes for the proposal, they have the same effect as votes cast against the proposal. Broker non-votes are not considered present at the Annual Meeting and are not counted with regard to the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth certain information as to persons believed by management of the Company to be beneficial owners of more than 5% of the outstanding Common Stock. Other than as disclosed below, the Company is not aware of any person or group, as those terms are defined in the Securities Exchange Act of 1934, who beneficially owned more than 5% of the outstanding Common Stock as of March 11, 2008.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class
Common Stock	Nicholas F. Taubman	404,022	8.74%
	2965 Colonnade Drive
	Roanoke, VA 24018

Common Stock	George W. Logan	460,000	9.95%
	P. O. Box 99
	Earlysville, VA 22936

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation divide the Board of Directors into three classes (A, B and C) as nearly equal in number as possible, with the terms of office of each class ending in successive years. The current term of office of the Class B directors expires at this Annual Meeting. The terms of office of the Class C and Class A directors will expire in 2009 and 2010, respectively.

It is the intent of the named proxies, unless otherwise directed, to vote in favor of the election of each of the six nominees for Class B director whose names appear below. Each nominee has agreed to serve if elected. In the event any named nominee shall unexpectedly be unable to serve, proxies will be voted for the remaining named nominees and such other person or persons as may be designated by the Board of Directors.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

The following information, including the principal occupation during the past five years, is given with respect to the nominees for election to the Board at the Annual Meeting, for the directors who will continue in office after the Annual Meeting and for the non-director Named Executive Officers of the Company. All of the nominees for re-election as directors currently serve as directors of the Company and of Valley Bank (the “Bank”), the Company’s wholly-owned subsidiary. The Board of Directors has determined that all directors with the exception of Directors’ Gutshall and Lewis, are “independent” directors under the current standards of NASD Rule 4200 (A) (15).

				Shares of Common Stock Beneficially Owner as of March 11, 2008 (13)
Name	Age	Date First Became Director	Principal Occupation	Shares Owned		Shares Acquirable within 60 days	Percent of Class

NOMINEES FOR DIRECTOR

CLASS B (To serve until 2011 Annual Meeting)

Abney S. Boxley, III* (4)	50	Mar-94	President and Chief Executive Officer, Boxley Materials Company (construction materials supplier), Roanoke, VA	69,776	(5)	—	1.51%

William D. Elliot*	62	Mar-94	Chairman, Davis H. Elliot Company, Incorporated (specialists in construction and maintenance of overhead electric power lines, industrial electric wiring and industrial process controls), Roanoke, VA	197,069	(6)	—	4.26%

Barbara B. Lemon	71	Mar-94	Civic Leader, Roanoke, VA	95,000		—	2.05%

Samuel L. Lionberger, Jr.	67	Jan-05	Chief Executive Officer, Lionberger Construction Company (general contracting company), Roanoke, VA	8,000	(12)	—	0.17%

Ward W. Stevens, M.D.*	72	Mar-94	Retired neurosurgeon, Roanoke, VA	100,000		—	2.16%

Edward B. Walker	40	Aug-07	Managing Member, Regeneration Partners, LLC, Roanoke, VA	3,381		—	0.07%

DIRECTORS WHO WILL CONTINUE IN OFFICE

CLASS C (To serve until 2009 Annual Meeting)

Ellis L. Gutshall*	57	Jun-96	President and Chief Executive Officer of the Company and the Bank, Roanoke, VA	116,804	(7)	12,945	2.80%

Mason Haynesworth	67	Jun-97	Retired since 2000; former Director of Specialized Audits, Norfolk Southern Corporation (rail transportation company), Roanoke, VA	11,407	(8)	—	0.25%

A. Wayne Lewis	64	Mar-94	Retired since July, 2005; former Executive Vice President, Chief Financial Officer, and Corporate Secretary of the Company and the Bank, Roanoke, VA	65,326		50,092	2.47%

George W. Logan *(9)	63	Mar-94	Chairman of the Board of Directors of the Company and the Bank; Lecturer, Darden Graduate School of Business Administration, Charlottesville, VA	460,000		—	9.95%

Geoffrey M. Ottaway	60	Jan-05	Chairman, Checker Leasing, Inc. (owner of Avis and Budget Rent-A-Car franchises), Roanoke, VA	105,650	(10)	—	2.28%

CLASS A
(To serve until 2010 Annual Meeting)

James S. Frantz, Jr.	51	Jan-05	President and Chief Executive Officer of Graham-White Manufacturing Company (manufacturer of custom products and solutions for the transportation industry), Salem, VA	11,524		—	0.25%

Eddie F. Hearp	64	Mar-94	President, National Financial Services, Inc. (personal and business insurance, retirement benefit planning), Roanoke, VA	136,380	(1)	—	2.95%

Anna L. Lawson	64	Mar-94	Conservationist, Daleville, VA	130,948	(2)	—	2.83%

John W. Starr, MD	61	Mar-94	Cardiologist, Consultants in Cardiology, PC, Roanoke, VA	87,208	(3)	—	1.89%

Michael E. Warner	72	Mar-94	Private Investor, Roanoke, VA	94,268	—	2.04%

NON-DIRECTOR NAMED EXECUTIVE OFFICERS
		Date first became an executive officer
Kimberly B. Snyder, CPA	37	May-05	Executive Vice President and Chief Financial Officer of the Company and the Bank; Corporate Secretary of the Company	105	3,350	0.07%

John McCaleb	55	Jan-06	Senior Vice President and Chief Lending Officer	3,000 (11)	3,900	0.15%

Andrew B. Agee	46	Jan-06	Senior Vice President and Senior Real Estate Officer	200	4,900	0.11%

20 Directors and Named Executive Officers as a group	1,696,046	75,187	38.31	% (13)

*	Member of the Executive Committee

(1)	Includes 22,736 shares held by Mr. Hearp’s spouse.
(2)	Includes 4,950 shares held by Mrs. Lawson’s spouse.
(3)	Includes 3,150 shares held by Dr. Starr’s spouse.
(4)	Mr. Boxley is also a director of RGC Resources, Inc.
(5)	Includes 10,000 shares Mr. Boxley holds as custodian for his children.
(6)	Includes 3,000 shares held by Mr. Elliot’s spouse.
(7)	Includes 628 shares held jointly with his children and 944 shares held by Mr. Gutshall’s spouse.
(8)	Includes 1,574 shares held by Mr. Haynesworth’s spouse.
(9)	Mr. Logan is also a director of RGC Resources, Inc.
(10)	Includes 550 shares held jointly by Mr. Ottaway with his spouse.
(11)	Includes 2,000 shares held by Mr. McCaleb’s wife.
(12)	Mr. Lionberger filed two Form 4s late during 2007, the first with a transaction date of 2/5/07 was filed on 4/10/07 and the second with a transaction date of 4/12/07 was filed on 5/2/07.
(13)	Computed in accordance with SEC Rule 13d-3 to reflect stock options exercisable within 60 days.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE

NOMINEES FOR DIRECTOR LISTED ABOVE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Anna L. Lawson, a Class A Director, is the sister of George W. Logan, a Class C Director and Chairman of the Board of Directors. Other than the foregoing, there are no family relationships among the Directors and Executive Officers of the Company.

The Bank has had and expects to have loan transactions with certain directors and officers and their affiliates. Management of the Bank is of the opinion that such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present other unfavorable features.

BOARD OF DIRECTORS AND COMMITTEES

The Boards of the Company and the Bank are identical in membership. The Boards have standing audit, nominating and compensation committees (or committees performing similar functions) as listed below.

Audit Committee

The charter of the Audit Committee of the Board, as revised in January 2006, specifies that the purpose of the Committee is to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the adequacy of the Company’s system of internal controls;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accountants; and

•	the performance of the Company’s independent registered public accountants and of the Company’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation, and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants;

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests, and review of the Company’s internal auditing program.

For a complete copy of the Audit Committee charter, please visit the shareholder information page on our website at www.myvalleybank.com.

The Committee met six times during fiscal 2007. The Committee is comprised of the directors whose names appear at the end of the report. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions in which the Committee meets separately with the Company’s independent registered public accountants, the Company’s internal auditors, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s Chief Risk Officer, and the Company’s general counsel (as a group or separately as deemed necessary).

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements and disclosures prior to their issuance. During fiscal 2007, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Elliott Davis, LLC matters relating to their independence, including a review of audit and non-audit fees and the written disclosures and letter from Elliott Davis, LLC pursuant to Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Mason Haynesworth, Chairman

Eddie F. Hearp

Barbara B. Lemon

Geoffrey M. Ottaway

The Board of Directors has determined that all Committee members are “independent” directors under the current standards of the Securities and Exchange Commission (the “SEC”) and Rule 4200 (A) (15) of the National Association of Securities Dealers (the “NASD”).

Independent Certified Public Accountants

Elliott Davis, LLC acted as the Company’s independent certified public accountants for the fiscal year ended December 31, 2007. Representatives of Elliott Davis, LLC are expected to attend the Annual Meeting and will have the opportunity to make a statement if they so desire. They will be available to respond to questions from shareholders.

All audit, audit-related and tax services provided by third parties were pre-approved by the Audit Committee, which concluded that the provision of some such services by Elliott Davis, LLC were compatible with the maintenance of the respective firm’s independence in the conduct of its auditing functions.

Auditor Fees and Services

The following table present fees for professional services, including various audit and non-audit services, as approved by the Audit Committee and rendered by Elliott Davis, LLC for the audit of the Company’s annual financial statements for fiscal 2007 and fiscal 2006, together with fees for audit-related services and tax services rendered by that firm during fiscal 2007 and fiscal 2006. Audit fees consisted primarily of the audit of the Company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the

Company’s quarterly reports on Form 10-Q. Audit related fees consisted primarily of consultations regarding generally accepted accounting principles and agreed-upon procedures related to interest rate risk management.

External Auditors	2007	2006
Audit Fees	$71,844	$63,017
Audit-Related Fees	$8,713	$27,840
Tax Fees	$5,500	$4,300
Total	$86,058	$95,157

Audit Committee Financial Expert

The Sarbanes-Oxley Act of 2002 and current SEC rules require public companies to disclose whether they have at least one “audit committee financial expert” serving on their audit committee. The SEC rules define five attributes of an audit committee financial expert, all of which a qualifying director must have, and define the acceptable ways of acquiring those attributes. The Company’s Board of Directors has determined that Mason Haynesworth, the current Chairman of the Audit Committee, is “independent” under the current standards of the Securities and Exchange Commission (the “SEC”) and Rule 4200 (A) (15) of the National Association of Securities Dealers (the “NASD”), and qualifies as an audit committee financial expert.

Audit Committee Pre-Approval Policy

The Board of Directors has adopted a formal policy requiring pre-approval of all audit, audit-related, tax and permissible other services provided to the Company by Elliott Davis, LLC in order to assure that they do not impair the auditor’s independence from the Company. Proposed services either may be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or require the specific pre-approval of the Audit Committee (“specific pre-approval”). Unless a service or type of service has received general pre-approval, it will require specific pre-approval by the Committee. Prior to approving any such services, the Audit Committee considers whether the provision of the services are consistent with the SEC’s rules on auditor independence and are compatible with maintaining the independence of the external audit firm. The Policy describes the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established annually by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for other related services. The Audit Committee must also approve any proposed services exceeding the pre-approved fee levels.

The Audit Committee may delegate pre-approval authority to one or more of its members, who must report any pre-approvals to the full Audit Committee at its next meeting. The Audit Committee may not delegate its pre-approval responsibilities to management. The Audit Committee approved all services performed by Elliott Davis, LLC in fiscal year 2007.

Human Resources Committee

The Human Resources Committee serves as the Company’s compensation committee and consists of Directors Elliot (Chairman), Lawson, Lemon, Logan and Stevens. The Board of Directors has determined that all Committee members are “independent” directors under the current standards of NASD Rule 4200 (A) (15). The Committee oversees the Company’s compensation and benefits practices, recommends to the full Board the compensation arrangements for all executive officers of the Company and the Bank, administers any executive compensation plans (including the 2005 Key Employee Equity Award Plan), and reviews management succession plans. The Committee may not delegate its authority with respect to the Company’s compensation and benefits practices. The Committee met four times in 2007. The Committee’s adopted charter is included on the shareholder information page of our website at www.myvalleybank.com. The Chief Executive Officer plays a role in determining subordinate executive officer compensation as disclosed below.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Human Resources Committee of the Board (“Committee”) has furnished the following report on compensation for fiscal 2007 for the executive officers named (“Named Executive Officers”) in the Summary Compensation Table in this proxy statement. The Committee is responsible to the Board and to the shareholders for establishment and oversight of the Company’s compensation program for Executive Officers, including the Named Executive Officers. All members of the Committee are “independent” under the current standards of the SEC and Rule 4200 (A) (15) of the NASD.

Roles and Responsibilities

The primary purpose of the Committee is to conduct reviews of the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and program. Direct responsibilities include, but are not limited to:

•

Evaluating and approving goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	Determining and approving the compensation level for the Chief Executive Officer;

•	Reviewing and approving the compensation levels of other key executive officers recommended to the Committee by the Chief Executive Officer;

•	Reviewing and approving all grants of equity-based compensation to all employees, including executive officers as recommended to the Committee by the Chief Executive Officer;

•	Recommending to the Board compensation policies for outside directors; and

•

Reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer.

The Chief Executive Officer provides performance reviews and recommendations with respect to the Company’s subordinate Named Executive Officers for the Committee’s consideration, and manages the Company’s overall executive compensation programs, policies, and governance with assistance from the Chief Financial Officer.

Executive Compensation Program Philosophy

In designing the Company’s executive compensation program, the Committee seeks to achieve accountability for performance, alignment with shareholders’ long-term interests, and competitiveness. The Company strives to attract, motivate, and retain high-quality executives by providing total compensation that is performance-based and competitive. The Company’s executive compensation program includes four basic elements, including base salary, annual incentive compensation, commercial incentive compensation and long-term incentive compensation. The Company provides incentives to advance the interests of shareholders and deliver levels of compensation that are commensurate with performance. Overall, the Company designs its compensation program to:

•	Support the Company’s business strategy and business plan;

•	Retain and recruit executive talent; and

•	Create a strong performance alignment with shareholders.

The Company seeks to achieve these objectives through three key compensation elements:

•	Base salary paid in cash;

•	Performance-based annual bonus paid in cash; and

•

Periodic (generally annual) grants of long-term equity-based compensation, such as stock options and restricted stock grants, which may be subject to performance-based and/or time-based vesting requirements.

The base salary and performance-based annual bonus are all expensed in the year earned and taxed as ordinary income to the participants. The long-term equity-based compensation awards are expensed in accordance with FAS 123(R) (fair market value over the vesting period). The gain realized from these awards is taxed as ordinary income in the year of exercise if the participant does not hold the stock for the holding period required. If the participant holds the stock for the required holding period, any gain realized from the sale of the stock after the holding period is treated as capital gain for tax purposes.

Summary Compensation Table

The following table shows the compensation paid by the Company for the year ended December 31, 2007 and 2006 to the Chief Executive Officer and the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2007 for services rendered to the Company during the year ended December 31, 2007. These four officers are referred to as the Named Executive Officers in this proxy. Additionally, the following table shows the compensation paid to Mr. J. Randall Woodson for whom disclosure would have been provided but for the fact that Mr. Woodson was not serving as an executive officer as of December 31, 2007. The Company did not award any performance-based annual bonus awards paid in cash for fiscal year 2007 or 2006 to any of the Named Executive Officers.

Name	Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	All Other Annual Compensation ($)	Total ($)	Long-Term Compensation ($)	Total ($)
Ellis L. Gutshall	President and Chief Executive Officer	2007	278,720	—	—	—	34,548	313,268	96,423	409,691
		2006	268,000	—	—	—	37,340	305,340	91,014	396,354

Kimberly B. Snyder	EVP and Chief Financial Officer	2007	139,000	—	34,881	—	12,920	186,801	6,004	192,805
		2006	120,000	—	—	—	11,913	131,913	6,127	138,040

Andrew Agee	SVP and Sr. Real Estate Officer	2007	126,000	—	27,905	—	12,299	166,204	8,895	175,099
		2006	110,240	—	—	24,651	13,535	148,426	9,076	157,502

John T. McCaleb	SVP and Chief Lending Officer	2007	137,000	—	—	—	15,803	152,803	17,140	169,943
		2006	121,000	—	—	7,568	14,553	143,121	17,490	160,611

J. Randall Woodson**	EVP and Chief Operating Officer**	2007	182,000	—	—	—	10,069	192,069	—	192,069
		2006	175,000	—	—	—	34,961	209,961	20,428	230,389

Total			1,656,960	—	62,786	32,219	197,941	1,949,906	272,597	2,222,503

*	Please see Note 13 Stock Based Compensation in the Company’s audited financial statements for assumptions made in the valuation for option awards granted during 2007.
**	Mr. Woodson was no longer employed by the Company after March 31, 2007.

Fiscal Year 2007 Chief Executive Officer Compensation. As President and Chief Executive Officer, certain aspects of Mr. Gutshall’s compensation are governed by the employment agreement described in this Proxy Statement in the section entitled “Employment Agreements and Change in Control Arrangements.” The Committee also considers the importance of linking a high proportion of the Chief Executive Officer’s compensation to performance in the form of an annual bonus, which is tied to the Company performance measures discussed above. As with the other executive officers of the Company, the principal components of Mr. Gutshall’s compensation are salary, performance bonuses, incentive stock options and restricted stock grants. It is anticipated that the future mix of compensation might include consideration of additional equity-based components, such as stock appreciation rights. The final decisions on the Chief Executive Officer’s compensation are made by the full Board. When deciding the compensation to be recommended for the Chief Executive Officer, the Committee deliberates and acts without the Chief Executive Officer or other officers present. The Committee’s significant discussions and recommendations regarding the Chief Executive Officer’s compensation are reported to the full Board without the Chief Executive Officer or other officers present. The Board then acts on the recommendations without the Chief Executive Officer or other officers present.

Under its “pay for performance” philosophy, the Committee substantially ties Mr. Gutshall’s total compensation to the performance of the Company. Mr. Gutshall’s annual salary increase for 2007 was determined not only by the Company’s performance, but also after the Committee subjectively assessed his contributions to the Company’s performance. In determining those contributions to the Company’s performance, the Committee’s considerations included but were not limited to Mr. Gutshall’s leadership, decision-making skills, knowledge and strategic recommendations (such as branching activities), as well as the Company’s positioning for future performance (such as asset-liability management). To objectively measure the success of the Company, the Committee (among other things) compared the Company’s financial performance to similarly-situated banking companies in Virginia and the southeastern United States. The Committee consulted a survey published annually by the Virginia Bankers Association on commercial bank salaries at banks of similar asset size in various areas of Virginia, and a comparison of executive compensation and financial performance at banking companies in the custom peer group established by SNL Securities, Inc. as disclosed above.

In determining the amount of Mr. Gutshall’s annual salary for 2007, the Committee considered that the Company reported asset growth of $93 Million, or 19% for the year ended December 31, 2006, the second highest in the Company’s history. Additionally, as compared to December 31, 2005, the Company reported loan growth of $57 Million, up 14%, and deposit growth of $76 million, up 21%. Net earnings did fall short of expectations due to the increased credit costs associated with several problem loan situations. Compared to 2005, net earnings for 2006 declined 15%. The Committee generally targets Mr. Gutshall’s base salary at the 90th percentile in comparison to the SNL custom peer group and the Virginia Bankers Association peer group. However, due to the sub-par earnings performance, the Committee raised Mr. Gutshall’s base salary by just 5%, to $278,720, which placed Mr. Gutshall’s salary at the 84th percentile for banks with assets between $251 Million and $500 Million in comparison to the Virginia Bankers Association peer group. The Bank passed the $500 Million asset mark at the end of 2006 and therefore entered into a new category for executive compensation comparison purposes. Mr. Gutshall’s salary ranked at the 66th percentile for banks with assets greater than $500 Million in comparison to the Virginia Bankers Association peer group and the 60th percentile for banks with assets between $600 Million and $1 Billion in comparison to the SNL custom peer group.

Long-Term Incentive Awards

The principal purpose of the long-term incentive program (“Plan”) is to promote the success of the Company by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value.

The Company has a 2005 Key Employee Equity Award Plan (the 2005 Plan). The 2005 Plan is designed to provide flexibility to the Company in its ability to motivate, attract and retain the services of Key Employees upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent. The 2005 Plan is administered by the Committee and permits the grant of restricted stock, stock appreciation rights and stock units to persons designated as “Key Employees”. The 2005 Plan gives the Company flexibility in tailoring equity-based compensation awards for employees from time to time. Our continuing objective is to align employee incentives with the interests of shareholders as the Company grows and develops. The 2005 Plan will remain in effect for ten years, subject to the right of the Board of Directors to terminate the 2005 Plan earlier, except with respect to maximum awards made prior to and outstanding on that date which remain valid in accordance with their terms. The aggregate number of shares of the Company’s common stock (no par value) that may be issued pursuant to awards made under the Plan may not exceed 250,000. Accordingly, 250,000 shares of authorized but unissued common stock are reserved for use in the 2005 Plan. Within the maximum limits, the Plan specifies that stock appreciation rights may not be granted with respect to more than 500 shares per recipient (2,000 shares for a new employee recipient) per year; and restricted shares and stock units, respectively, may not be granted for more than 5,000 shares per year per recipient.

Additionally, the Company has a 1995 Incentive Stock Plan (the 1995 Plan) pursuant to which the Committee of the Company’s Board of Directors may grant stock options to officers and key employees. The 1995 Plan authorizes grants of options to purchase up to 311,850 shares (adjusted for stock splits) of the Company’s authorized but unissued common stock.

Under the 2005 Plan, there are options for 90,140 shares granted to officers and key employees currently outstanding as of December 31, 2007. Under the 1995 Plan, there are options for 141,832 shares granted to officers and key employees currently outstanding as of December 31, 2007. All stock options (for both plans) have been granted with an exercise price equal to the stock’s fair market value at the date of the grant. Stock options under the Plan generally have 10-year terms, vest at the rate of 20 percent per year, and become fully exercisable five years from the date of the grant. Additionally, under the 2005 Plan, there are 13,996 restricted stock grants that have been granted to officers and key employees currently outstanding as of December 31, 2007. Of the total 13,996 restricted stock grants, 12,225 were scheduled to vest 100% on January 31, 2008 (“Vesting Date”) based upon successfully meeting certain performance criteria. The Company did not meet the performance criteria associated with the vesting of the restricted stock grants; therefore the restricted stock grants were automatically forfeited on January 31, 2008. The remaining 1,771 restricted stock grants were vested immediately upon grant date and were issued to an officer of the Company who is not a Named Executive Officer.

Outstanding Equity Awards Table

The following table shows outstanding equity awards under the Plan for the Named Executive Officers at December 31, 2007:

		Option Awards					Restricted Stock Grants
Name	Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ellis L. Gutshall	President and Chief Executive Officer	30,366	—		3.18	6/18/2008	4,000	38,000
		945	—		5.56	12/16/2009
		1,800	—		5.17	1/29/2011
		6,200	—		5.33	1/10/2012
		4,000	6,000	(1)	12.50	7/5/2015

Kimberly B. Snyder	EVP and Chief Financial Officer	1,600	2,400	(2)	12.50	7/5/2015	500	4,750
		500	750	(3)	13.00	8/10/2015
		250	1,000	(4)	12.20	3/12/2017
		—	5,000	(5)	12.20	3/12/2017

John T. McCaleb	SVP and Chief Lending Officer	3,900	2,600	(6)	14.23	11/11/2014	500	4,750

Andrew Agee	SVP and Sr. Real Estate Officer	3,900	2,600	(7)	14.23	11/11/2014	500	4,750
		—	5,000	(8)	12.20	3/12/2017

(1)	Remaining vesting of 2,000 shares each on July 5, 2008, 2009, and 2010.
(2)	Remaining vesting of 800 shares each on July 5, 2008, 2009, and 2010.
(3)	Remaining vesting of 250 shares each on August 31, 2008, 2009, and 2010.
(4)	Remaining vesting of 250 shares each on August 31, 2008, 2009, 2010, and 2011.
(5)	Remaining vesting of 1,000 shares each on March 12, 2008, 2009, 2010, 2011, and 2012
(6)	Remaining vesting of 1,300 shares each on November 11, 2008, and 2009.

(7)	Remaining vesting of 1,300 shares each on November 11, 2008 and 2009.
(8)	Remaining vesting of 1,000 shares each on March 12, 2008, 2009, 2010, 2011, and 2012

The market value of unearned restricted stock grants is calculated using the closing market price per share of the Company’s stock as of December 31, 2007 of $9.50 per share multiplied times the number of unearned shares. All of these restricted stock grants were automatically forfeited on January 31, 2008, due to the Company not meeting the performance criteria associated with vesting of the restricted stock grants.

Employment Agreement

Ellis L. Gutshall. Mr. Gutshall is employed as President and Chief Executive Officer of the Company and the Bank pursuant to an employment agreement effective as of September 21, 2000. Under the agreement, he has the duties and responsibilities customarily exercised by the person serving as chief executive officer of a bank holding company or a commercial bank, as the case may be. The initial agreement has a three year term with an automatic extension each year of one additional year unless either party gives notice at least 120 days prior to the date of extension that the Employment Agreement shall not be extended. The Employment Agreement provides for a certain minimum salary level that may be increased (but not decreased) by the Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executives and the establishment of a split-dollar life insurance plan.

The Employment Agreement also contains change-in-control provisions entitling Mr. Gutshall to certain benefits in the event his employment is terminated within three years of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change-in-control). If a change-in-control followed by such termination occurs, Mr. Gutshall will receive a lump-sum payment equal to 2.99 times annualized compensation (determined as set forth in the Agreement), provided that if the payment is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax (the “Excise Tax”), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax. For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board shall be treated as an “incumbent;” (iii), all or substantially all of the assets of the Company or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Company, control meaning the ownership of 50% of the combined voting power of Company’s voting securities; or (iv) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company. The triggering events above were set by the Committee to encourage Mr. Gutshall to assess strategic opportunities objectively and to protect Mr. Gutshall in the event of a change-in-control if he is terminated or materially adversely affected as a result of the change-in-control.

The Employment Agreement sets forth certain confidentiality provisions as well as a covenant not to compete. If Mr. Gutshall’s employment with the Company and/or the Bank is terminated by Mr. Gutshall other than for Good Reason (as defined) or by the Company other than for Cause (as defined), Mr. Gutshall agrees that for a period of 3 years from the date his employment is terminated, he will not, without the consent in writing of the Chairman of the Board of the Company, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

The Employment Agreement also sets forth a provision for a life insurance policy or policies to be issued on the life of Mr. Gutshall, the premiums of which will be paid by the Company and Mr. Gutshall, as provided in a split-dollar agreement which is mutually satisfactory to the Company and Mr. Gutshall.

Supplemental Retirement Plan

In 2002, the Company instituted a Supplemental Retirement Plan (“Plan”) for certain key officers of the Company and the Bank, including the Named Executive Officers to assist with the objective of recruiting and retaining executive talent by providing an additional retirement incentive (above the 401(k) plan available to all employees) in exchange for continued employment until retirement age. Additionally, because the Plan’s crediting rate is based upon Company performance in the form of return on shareholder’s equity, this Plan assists the Company in achieving alignment with shareholders’ long-term interests, as well. The Plan is designed to provide in a base case scenario fifteen annual payments equal to 50% of a participant’s average annual salary and bonus for the five years immediately prior to retirement, reduced by the participant’s primary Social Security benefit. The Plan contains a formula that each year varies the crediting rate for a participant’s account in accordance with the Company’s return on shareholders’ equity so that, depending on the Company’s financial performance over time, the annual benefit actually paid could be greater or less than 50% of final average compensation prior to the Social Security offset. The Plan contains provisions for disability and survivor benefits, a benefits vesting schedule based on a combination of age and years of service, and automatic full vesting in the event of a change in control of the Company. The funding mechanism for the plan is Company-owned insurance policies on the lives of the plan participants and, because of the tax advantages of the life insurance policies, the Plan is designed to be profit-neutral to the Company.

Split-Dollar Life Insurance Plan

The Company entered into an individual split-dollar life insurance agreement (“Agreement”) with Mr. Gutshall (“Employee”) on August 20, 2003 to assist with the objective of retaining Mr. Gutshall by providing certain death benefits to Mr. Gutshall in exchange for continued employment until retirement age. The agreements provide for the Company to pay 100% of the premiums associated with the insurance policy specified in the agreement. Upon the death of Employee, the proceeds of the respective policy shall be paid in the following order: (a) to Employee’s designated beneficiary or beneficiaries an amount equal to three times the Employee’s base salary during the last full year of Employee’s employment with the Bank (“Employee Proceeds”), and (b) the excess of the death proceeds after payment of the Employee

Proceeds to the Bank. The Bank agrees to direct the Insurer with respect to the payment of the death proceeds in accordance with the Agreement.

The Agreement will automatically terminate upon termination of Employee’s employment with either the Bank or the Company regardless of reason, cause or event except:

•	Employee’s death;

•	Employee’s disability (as defined in Employment Agreement described above);

•	Employee’s retirement (as defined in Employment Agreement described above);

•	Employee terminates employment for Good Reason (as defined in Employment Agreement described above); and

•	Employee’s employment is terminated without Cause (as defined in Employment Agreement described above).

After termination of the Agreement, all rights and benefits of the Employee under the Agreement and under the Policy shall cease automatically.

Review of All Components of Executive Compensation

The Committee has reviewed information about all components of the compensation provided to the Company’s executive officers, including base salary, annual bonus, equity compensation, perquisites and other personal benefits, and the accumulated benefit under the supplemental executive retirement plan. In making decisions with respect to any element of a Named Executive Officer’s compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus, and long-term incentive compensation. In addition, in reviewing and approving employment agreements for Named Executive Officers, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. A summary of the Company’s compensation programs, practices, and internal controls, and tables quantifying the estimated values of these components for each executive, were presented to and reviewed by the Committee.

THE HUMAN RESOURCES COMMITTEE

William D. Elliot, Chairman

Anna L. Lawson

Barbara B. Lemon

George W. Logan

Ward W. Stevens, MD

Nominating Committee

The Nominating Committee consists of Directors Elliot (Chairman), Lawson, Lemon, Logan and Stevens. The Board of Directors has determined that all Committee members are “independent” directors under the current standards of NASD Rule 4200 (A) (15). The Committee evaluates and recommends to the Board of Directors nominees for election as directors of the Company and the Bank. The Nominating Committee met once in 2007. The Nominating Committee and the Board have approved a Nominating Committee Charter, which is included on the shareholder information page of our website at www.myvalleybank.com.

Potential candidates for nomination and election to the Board are identified by current Board members, management and shareholders. All candidates, including those recommended by shareholders, will be considered using the same criteria. Generally, candidates should be highly qualified by business, professional or comparable experience, eager to serve on the Board, financially capable of making a meaningful investment in the Company’s stock, able to develop meaningful new customer relationships for the Bank and capable of representing the interests of all shareholders and not merely those of any special interest group. When considering a potential candidate the Nominating Committee and the Board will consider their personal knowledge of the candidate, information from outside sources concerning the candidate’s qualifications, and the results of an interview, if appropriate. Shareholders wishing to suggest a candidate for consideration at the 2009 Annual Meeting of Shareholders should forward to the Corporate Secretary of the Company, who also serves as Secretary to the Nominating Committee, not later than November 10, 2008 the candidate’s name, a description of the candidate’s background and qualifications, and a written consent by the candidate to being evaluated by the Committee and serving on the Board.

Compensation of Directors

Directors of the Company do not receive any retainers for their services as directors, but in 2007 each was paid a fee of $800 for each Board meeting attended, $400 for meetings of Board committees, except Audit, which received $450 for each meeting attended. The Audit Committee Chairman received $550 for each Audit Committee meeting attended. Committee fees are reduced by 50% if a meeting is held immediately before or after a meeting of the Board or another committee on which the director serves. Directors who are also active officers of the Company or the Bank are not eligible to receive director fees. For 2008, all Board meeting fees will remain the same, with the exception of the Directors’ Loan Committee Chairman who will receive $500 for each Directors’ Loan Committee meeting attended.

The following table presents total compensation to the Board of Directors for fiscal 2007:

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Abney S. Boxely, III	17,800	—	—	—	—	—	17,800

William D. Elliot	14,250	—	—	—	—	—	14,250

James S. Frantz, Jr.	12,800	—	—	—	—	—	12,800

Ellis L. Gutshall	—	—	—	—	—	—	—

Mason Haynesworth	14,750	—	—	—	—	—	14,750

Eddie F. Hearp	18,650	—	—	—	—	—	18,650

Anna L. Lawson	13,000	—	—	—	—	—	13,000

Barbara B. Lemon	13,450	—	—	—	—	—	13,450

A. Wayne Lewis	19,400	—	—	—	—	—	19,400

Samuel L. Lionberger, Jr.	12,800	—	—	—	—	—	12,800

George W. Logan	14,400	—	—	—	—	—	14,400

Geoffrey M. Ottaway	15,850	—	—	—	—	—	15,850

John W. Starr, M.D.	16,000	—	—	—	—	—	16,000

Ward W. Stevens, M.D.	17,000	—	—	—	—	—	17,000

Michael E. Warner	14,400	—	—	—	—	—	14,400

Edward B. Walker	3,200						3,200

Maury Strauss (Emeritus)	7,000	—	—	—	—	—	7,000

Total	224,750	—	—	—	—	—	224,750

OTHER MATTERS

Board and Committee Meetings and Attendance

The Board of the Company met eleven times in 2007 and the Board of the Bank met twelve times during the same period. All incumbent Board members attended at least 75% of the total meetings of the Boards of the Company and the Bank and all committees hereof on which he or she sat.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of beneficial ownership reporting Forms 3 and 4 furnished to the Company under Rule 16a-3(e) of the SEC, and upon appropriate written representations, we believe that all reports of initial and subsequent changes in beneficial ownership of the Company’s securities as required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were filed with the Commission on a timely basis during the 2007 by all persons who were directors or executive officers of the Company at any time during the year with the exception of one director who made two late filings (See Information Concerning Directors and Nominees).

Committee Charters

The Board of Directors has adopted charters for its Audit Committee, Nominating Committee, and Human Resources Committee to define the duties and responsibilities of those committees. The Audit, Nominating, and Human Resources Committee charters are included on the shareholder information page of our website at www.myvalleybank.com. If you would prefer to receive a copy via mail at no cost to you, please contact the Corporate Secretary.

Code of Ethics

The Company has in place a written Code of Ethics for Executive Officers and Officers. The Code applies to the Chief Executive Officer, the Chief Financial Officer, all other executive officers and officers. The Code of Ethics is included on the shareholder information page of our website at www.myvalleybank.com.

Whistleblower Procedures

The Audit Committee and the Board of Directors have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters. There are also procedures for the submission by Company or Bank employees of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Communications with Directors

The Board of Directors has adopted a policy and procedures for shareholders to communicate with directors. Shareholders of the Company are encouraged to communicate with the full Board, or with individual directors, regarding their suggestions, concerns, complaints and other matters pertinent to the Company’s business. Shareholders should send their communication in writing to the Corporate Secretary, indicating whether it is intended for the Board as a whole, for the

Chairman of a committee of the Board, or for one or more individual members of the Board. The Corporate Secretary will review all written communications and forward them to the director or directors for whom they appear to be intended. Communications that involve specific complaints from a customer of the Bank relating to the customer’s deposit, loan or other relationship or transactions with the Bank will be forwarded to the Chairman of the Audit Committee.

Board Member Attendance at Annual Meetings

The Board of Directors recognizes that attendance by directors at annual meetings of the Corporation’s shareholders benefits the Company by giving directors an opportunity to meet, talk with and hear the suggestions or concerns of shareholders who attend those meetings, and by giving those shareholders access to the Company’s directors that they may not have at any other time during the year. The Board of Directors recognizes that directors have their own business interests and are not full-time employees of the Company, and that the Company cannot compel attendance by directors at annual meetings. However, it is the policy of the Board of Directors that directors be strongly encouraged to attend each annual meeting of the Company’s shareholders. At the 2007 Annual Meeting of Shareholders, 100% of the then-serving fifteen directors were in attendance.

ATTENDANCE AT THE MEETING

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:15 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices, and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2009 Annual Meeting of Shareholders must be received not later than November 10, 2008 by the Corporate Secretary at P.O. Box 2740, Roanoke, VA 24001 for inclusion in the Company’s Proxy Statement relating to that meeting.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Board of Directors knows of no other matter that may properly come before the Annual Meeting for action. However, if any other matter does properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxy in accordance with their judgment as to what is in the best interests of the Company.

By Order of the Board of Directors

/s/ Kimberly B. Snyder, CPA
Roanoke, Virginia	Kimberly B. Snyder, CPA
March 14, 2008	Executive Vice President
Chief Financial Officer and Corporate Secretary

X PLEASE MARK VOTES

AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VALLEY

FINANCIAL CORPORATION FOR THE 2008 ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON APRIL 30, 2008.

The undersigned hereby appoints Wayne A. Whitham, Jr., Esq., whom may act, with full power of substitution, as proxy to vote all of the shares of common stock of the Company held of record by the undersigned on March 11, 2008 at the Annual Meeting of the Company to be held on April 30, 2008 and at any adjournments thereof, as designated hereon:

REVOCABLE PROXY

Valley Financial Corporation

For Withhold For All Except

1. Election of six directors to serve until the 2011 Annual Meeting of Shareholders.

Abney S. Bofley, III

William D. Elliot

Barbara B. Lemon

Samuel L. Lionberger, Jr.

Ward W. Stevens, MD

Edward B. Walker

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1.

Please be sure to sign and date Date

this Proxy in the box below.

Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

Valley Financial Corporation

36 Church Avenue, SW • Roanoke, Virginia 24011

The above signed hereby acknowledges receipt of the Notice and Proxy Statement dated March 14, 2008 with respect to the 2008 Annual Meeting.

NOTE: When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. In the case of joint tenants, each joint owner must sign.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.